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                                                                  EXHIBIT (9)(b)

                        ADMINISTRATIVE SERVICES AGREEMENT

                            THE BRADFORD FUNDS, INC.
                                  (the "Fund")

                             THE BRADFORD MONEY FUND
                                (the "Portfolio")




                                                                 August 15, 1997


Reich & Tang Asset Management L.P.
600 Fifth Avenue
New York, New York  10020

Gentlemen:

         We herewith confirm our agreement with you as follows:

         1. We engage in the business of investing and reinvesting our assets in securities of the type, and in accordance with the limitations, specified in our Articles of Incorporation, By-Laws and Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933, including the Prospectus forming a part thereof (the "Registration Statement"), all as from time to time in effect, and in such manner and to such extent as may from time to time be authorized by our Board of Directors. We enclose copies of the documents listed above and will furnish you such amendments thereto as may be made from time to time.

         2. (a) We hereby employ you as our administrator (the "Administrator") to provide all management and administrative services reasonably necessary for our operation under applicable provisions of federal and state law, other than those services which are to be provided by the adviser (the "Adviser") pursuant to the Investment Advisory Agreement. The services to be provided by you shall include but not be limited to those enumerated on Exhibit A hereto. The personnel providing these services may be your employees or employees of your affiliates or of other organizations. The execution of your duties hereunder is subject to the general control of our Board of Directors and to the supervision of the Adviser. You shall also make periodic reports to the Fund's Board of Directors and the Adviser on the performance of your obligations under this Agreement, in the form and content as we may reasonable request.

            (b) It is understood that you will from time to time employ, subcontract with or otherwise associate yourself with, entirely at your expense, such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder.

         3. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder


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     for any mistake of judgment or for any other cause beyond your control, provided that nothing herein shall protect you against any liability to us or to our security holders by reason of willful misfeasance, bad faith or negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. It is understood that while the Adviser has been employed to supervise and monitor your performance in accordance with this Agreement, such employment is not an assumption by the Adviser of your duties hereunder or of any liability you may incur by reason of your performance hereunder.

          4. In consideration of the foregoing we will pay you a fee equal to .10 of 1% per annum of the average daily net assets of the Portfolio up to $200 million plus .07 of 1% per annum of the average daily net assets of the Portfolio in excess of $200 million up to $400 million plus .045 of 1% per annum of the average daily net assets in excess of $400 million up to $600 million plus .025 of 1% in excess of $600 million up to $700 million plus .01 of 1% of average daily net assets in excess of $700 million. Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you may agree in writing. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

                  We have entered into a custody agreement directly with Investors Fiduciary Trust Company (the "Custody Agreement"). The fee
     schedule included with the Custody Agreement includes an asset based fee for Investment Accounting & Custody services which are assessed on a complex wide basis among all of the mutual funds sponsored or administered by you. All of the other costs included on such fee schedule represent individual transaction charges assessable directly to the account of the Fund. You agree to allocate a portion of the aforementioned asset based charge to us as follows:

          1/3 of the asset based fee will be allocated to Custody services, while the remaining 2/3 is attributable to Investment Accounting services. The charge for custody services will be allocated to the Portfolio in the proportion of the Portfolio's average net asset value relative to the total average net asset value of all of the funds in the complex. Our allocable portion of Investment Accounting services expense will be borne by you, as such services are covered under the provisions of this Agreement. All other charges assessable under the fee schedule will be assessed directly to us to the extent that the Portfolio has executed custody and/or cash management related transactions.

                  In addition, you agree to pay promptly and in accordance with the terms of the Custody Agreement any overdraft or FDIC charges billed to us by Investors Fiduciary Trust Company pursuant to the terms of the Cash Management Services Fee Schedule of the Custody Agreement. Notwithstanding your agreement to pay such charges, you will not be held liable for charges under these provisions resulting from the failure of the Fund or its transfer agent to properly transfer funds into such cash management account.

          5. This Agreement will become effective on the date hereof and shall continue in effect until December 31, 1998 and thereafter for successive twelve-month periods (computed from each January 1), provided that such continuation is specifically approved at least annually by our Board of Directors and by a majority


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     of those of our directors who are neither party to this Agreement nor, other than by their service as directors of the corporation, interested persons, as defined in the 1940 Act, of any such person who is party to this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our outstanding voting securities, as defined in the 1940 Act, or by a vote of a majority of our entire Board of Directors, on sixty days' written notice to you, or by you on sixty days' written notice to us.

          6. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

          7. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors, partners or employees who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

          8. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act of 1940, as amended.

          9. Any notice or other communication required to be given pursuant to this Agreement shall be deemed to have been given if delivered or sent by registered or certified mail, return receipt requested, (1) to the Administrator at 600 Fifth Avenue, New York, New York 10020, Attention:
     Bernadette N. Finn or (2) to the Adviser, c/o J.C. Bradford & Co. LLC, 330 Commerce Street, Nashville, Tennessee 37201, Attention: Judy Abroms.

          10. The books and records pertaining to the Fund which are in the possession of the Administrator shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during the Administrator's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator to the Fund or the Fund's authorized representative at the Fund's expense.

          11. You agree on behalf of yourself and your employees to treat confidentially all records and other information relative to the Fund and its prior, present or potential Shareholders and relative to the Adviser and its prior, present or potential customers, except when, after prior notification to and approval in writing by the Fund which approval shall not be unreasonably withheld and may not be withheld where you may be exposed to civil or criminal contempt proceedings for failure to comply, you are requested to divulge such information by duly constituted authorities, or when so requested by the Fund.



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     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                    Very truly yours,

                                    THE BRADFORD FUNDS, INC.

                                    THE BRADFORD MONEY FUND


                                    By: /s/ Judy Abrams
                                       ---------------------------------------

ACCEPTED:

REICH & TANG ASSET MANAGEMENT L.P.

By: REICH & TANG ASSET MANAGEMENT INC., General Partner


By: /s/ Richard DeSanctis
    ---------------------------------------
    Vice President & Treasurer



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                                                                       EXHIBIT A


                      SERVICES OF ADMINISTRATOR/ACCOUNTING

ACCOUNTING FUNCTIONS:

Journalize the Portfolio's daily investment, capital share and income and expense activities
Verify investment buy/sell trade tickets when received from the Advisor and transmit trades to the Portfolio's custodian for proper settlement
Maintain individual ledgers for investment securities
Maintain historical tax lots for each security
Reconcile cash, investment balances and securities positions of the Fund and the Portfolio with the custodian on a monthly basis, and provide the Advisor with the beginning daily cash balance available for investment purposes
Reconcile trades with the custodian on a daily basis
Update the cash availability throughout the day as required by the Advisor
Post to and prepare the Statement of Assets and Liabilities and the Statement of
     Operations for the Portfolio
Calculate various contractual expenses
Calculate daily expense accruals based upon pre-authorized budgets developed by Fund management and Administrator and notify Fund management of any proposed adjustments
Control and process all disbursements, including all expenses of the Portfolio, from the Portfolio and authorize such disbursements upon instructions of an Authorized Person
Calculate capital gains and losses
Calculate the amount of dividend distribution for the Portfolio
Calculate the net income for the Fund and the Portfolio
Obtain security prices daily from an independent pricing service approved by the
     Fund
Calculate the market value of the Portfolio's investments
Transmit a copy of the Portfolio valuation to the Advisor
Compute the daily net asset value of the Portfolio
Compute the Portfolio yield, total return, expense ratios, portfolio turnover rate and portfolio average dollar-weighted maturity
Input Fund Information nightly into NASDAQ
Calculate daily the deviation, if any, between marked-to-market and amortized cost of the Portfolio's shares



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RECORDKEEPING AND REGULATORY FUNCTIONS:

Prepare monthly schedules for the Portfolio which will include the following items:
         Aging of Interest Payments Past Due
         Summary of Capital Share Activity
         Summary of Purchases, Sales & Maturities
         Summary of Monthly Dividends
         Summary of Gains & Losses
         Calculations of Average Net Assets
         Monthly Expense Summary
         Internal Audit of Fund's books at month end
Prepare quarterly broker security transactions summaries
Prepare monthly security transaction listings
Supply various Portfolio statistical data as requested on an ongoing basis Prepare for execution and file the Fund's and the Portfolio's Federal, state and excise tax returns
Prepare and file the Portfolio's Semi-Annual Reports with the SEC on Form
     N-SAR
Prepare and file with the SEC the Portfolio's annual and semi-annual reports Assist with the preparation of registration statements on Form N-1A and other filings relating to the registration of shares
Monitor the Fund's status as a regulated investment company under Sub-
     chapter M of the Internal Revenue Code
Maintain the Fund's fidelity bond as required by the 1940 Act
Determine the amount of annual ordinary income and capital gain distributions to Shareholders which is necessary to avoid Federal excise tax
Prepare and file Form 24f-2 notices
Make all of the filings and take all appropriate actions necessary to maintain and renew state registration of the Shares
Monitor the Fund's compliance with the amounts and the conditions of each state's registration of the Shares
Keep the following records with respect to the Fund and the Portfolio:
         All books and records with respect to the books of account
         Records of securities transactions
Assist in year end audit with the Fund's Independent Auditors.
Prepare year end tax letters to shareholders
Prepare reports for the Board of Directors' Meetings including reports for contract renewal and audit committee meetings.